Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

CoBiz Financial Inc.

We consent to the incorporation by reference in Registration Statements No. 333-165628, 333-157602, and 333-177216 on Form S-3 and Registration Statements No. 333-162109, 333-152639, 333-134512, 333-97903, 333-91458, 333-62404, and 333-55438 on Form S-8 of  CoBiz Financial Inc. and Subsidiaries  of our report dated February 15, 2013  relating to the consolidated financial statements of CoBiz Financial Inc. and Subsidiaries , and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sherman Oaks, California

February 15, 2013